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                                                                      Exhibit 15

October 29, 1997

Board of Directors and Shareholders
Homestead Village Incorporated

     We are aware of the incorporation by reference in the Registration Statements (Form S-8, No. 333-17243 and 333-17245) pertaining to the Homestead Village Incorporated 1996 Long-Term Incentive Plan and Homestead Village Incorporated 1996 Outside Directors Plan and the Registration Statement
(Form S-3) pertaining to the offering of common stock of our report dated October 29, 1997 relating to the unaudited condensed interim financial statements of Homestead Village Incorporated that are included in its Form 10Q for the quarter ended September 30, 1997.

     Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                        Ernst & Young LLP